NEWSRELEASE

FOR IMMEDIATE RELEASE
June 19, 2008

Contacts:
Investors Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878	Media Jeri Grier	(614) 480-5413

HUNTINGTON BANCSHARES INCORPORATED
ANNOUNCES 2008 SECOND QUARTER NET CHARGE-OFF AND
LOAN LOSS PROVISION EXPECTATIONS AND
CONFIRMS FRANKLIN CREDIT MANAGEMENT CORPORATION
RELATIONSHIP CONTINUES TO PERFORM TO EXPECTATIONS

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) announced that it expects to report 2008 second quarter net charge-offs of an annualized 0.60%-0.65% of average total loans and leases. Also, Huntington’s 2008 full-year outlook for net charge-offs would be near the high end of the previously targeted range of 0.60%-0.65% of average total loans and leases.

Huntington also noted that it expects the 2008 second quarter provision for credit losses to exceed net charge-offs by approximately $55-$65 million, compared to $40.2 million in the first quarter, reflecting continued economic weakness in many of its markets. The outlook for the second half of 2008 is for the allowance for loan and lease losses to increase at a slower pace than in the first half of 2008.

In addition, Huntington announced that the Franklin Credit Management Corporation (Franklin) relationship continues to perform consistent with expectations and that through May, second quarter cash flows were slightly higher than those in the comparable 2008 first quarter period. Huntington also expects to remove the tranche A portion of the Franklin loans from non-performing asset status in the second quarter. The tranche A loans were $786 million as of March 31, 2008.

During the second quarter, Huntington issued $569 million of convertible preferred stock to bolster capital levels during this period of increased economic uncertainty. As indicated at the time this capital issuance was announced, the additional capital was not raised as a result of any known major credit challenges, and this remains the case. Huntington’s June 30, 2008 Tier 1 capital ratio is expected to be at least 8.80%, significantly higher than 7.56% at the end of the first quarter. In addition, and reflecting expected earnings and the benefit of the previously announced common stock dividend reduction, Huntington expects this ratio to increase 15-20 basis points each quarter throughout 2008.

“Over the last several weeks, there has been market speculation that a significant deterioration in our credit quality performance was about to happen,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “As a result, our stock price has declined materially. The purpose of our announcement today is to reassure our shareholders that while credit quality remains under pressure given the continued economic weakness in our markets, our full year 2008 net charge-off outlook has remained fairly consistent, and we are pleased with the performance of the Franklin relationship. Investor skepticism is not surprising, especially given recent announcements by other banks in our markets.”

“Beginning in 2001, we took steps to reduce our credit risk profile,” he continued. “For example, we reduced our exposure to shared national credits and other outsized commercial loan relationships. When we expanded our residential mortgage lending in late 2001, we did so with high underwriting standards. We did not originate sub-prime mortgage loans, option ARMS, or negative amortizing loans. We underwrote according to a borrower’s ability to pay. In 2005, we became concerned with some of the risks identified in home equity lending and began our exit from the broker channel. As a result, less than 10% of our home equity loans today are from the broker channel environment, and those are mostly pre-2005 originations. This is in contrast with announcements from other banks where they have noted significant home equity loan deterioration in their broker-channel originated products, especially those originated since 2005. We have also tightened loan to value limits and raised FICO and custom score standards as warranted by the environment. We expect 2008 full- year home equity net charge-offs to be higher than historical levels, but to remain at a very manageable level.”

“Our auto loan originations over the last several years have been to very high FICO scored borrowers, and the portfolio has continued to perform within our expectations. We have witnessed a decline in used car prices, especially for trucks and SUV’s, and have factored this into our loss estimates. Our underwriting, pricing, and market knowledge continue to serve our investors well. Perhaps the most important credit strategy has been that we have remained committed to our core markets and core customers, both of which we understand well, and have taken into consideration in our credit underwriting decisions and process.”

“We are fully aware that the economic environment remains difficult and could continue to get even more so. Nevertheless, we believe it important that our investors know that we firmly believe the actions we have taken over the last several years will result in better relative credit quality performance throughout this cycle,” he concluded.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

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